EXHIBIT 2.1
                                                                     -----------



                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
                 -----------------------------------------------

           This Settlement Agreement and Mutual General Release (the "Settlement Agreement") is made as of May 14, 2003, by and between SEMOTUS SOLUTIONS, INC. ("Semotus") and WIZSHOP.COM, INC. ("Wizshop"), on the one hand, and EARTHLINK, INC., as successor in interest to EarthLink Network, Inc. and EarthLink Operations, Inc. ("EarthLink"), and HOWARD LEFKOWITZ ("Lefkowitz"), on the other hand, who are sometimes referred to herein separately as a "Party" or collectively as the "Parties."

 1.        RECITALS
           --------
           1.1 On or about April 15, 2002, Wizshop filed a Verified Complaint against EarthLink in the Los Angeles County Superior Court alleging causes of action for breach of written agreement, promissory fraud, fraudulent concealment, breach of fiduciary duty, constructive fraud, unfair business practices, accounting and constructive trust (the "Complaint"). On or about June 25, 2002, Wizshop filed a Verified First Amended Complaint and named Lefkowitz as a defendant in the Action. On or about July 30, 2002, EarthLink filed a Verified Cross-Complaint against Wizshop (the "Cross-Complaint"). The Complaint and Cross-Complaint are collectively referred to as the "Action." Each of the Parties generally and specifically denies each of the claims filed against it by the other Parties in the Action.

           1.2 Due to the considerable time and expense that would be involved in pursuing and defending the Action, each of the Parties desires to settle and resolve all claims, disputes, issues or matters that exist between them. It is understood and agreed that this settlement is the compromise of disputed claims and that payment by EarthLink is not to be construed as an admission of liability on the part of EarthLink or Lefkowitz and that liability is expressly denied.

           WHEREFORE, for valuable consideration, including the promises as set forth below, the Parties agree as follows:

 2.        PAYMENT
           -------
           2.1 EarthLink will pay Wizshop a total sum of Two Hundred Ten Thousand Dollars ($210,000) (the "Settlement Sum"), by check made payable to "Lavely & Singer Client Trust Account" and delivered to the law firm of Lavely & Singer, 2049 Century Park East, Suite 2400, Los Angeles, CA 90067, Attn:
 Brian Wolf, by no later than 5:00 p.m. on May 19, 2003.


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           2.2   Within five (5) days of receipt of the Settlement Sum, the
 Parties will dismiss the Action in its entirety with prejudice as to all Parties and causes of action, and with each Party to bear its own fees and costs.

 3.        MUTUAL GENERAL RELEASE
           ----------------------
           3.1 Except for the rights and obligations of the Parties set forth in this Settlement Agreement, Semotus and Wizshop, for themselves and each of their respective employees, corporations, subsidiaries, officers, directors, shareholders, agents representatives, predecessors, successors, assigns, heirs, attorneys and insurers, hereby absolutely and forever release and discharge EarthLink and Lefkowitz, and each of their respective officers, directors, shareholders, members, employees, agents, representatives and subsidiaries, including, but not limited to predecessors, successors, assigns, heirs, and attorneys, and each of them, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs (including attorneys' fees), expenses, liens, promises, agreements, contracts, covenants, actions and causes of action of every kind and nature whatsoever, from the beginning of time until the date of this Settlement Agreement, including but not limited to any and all claims set forth in the Action.

           3.2 Except for the rights and obligations of the Parties set forth in this Settlement Agreement, EarthLink and Lefkowitz, for themselves and each of their respective employees, corporations, subsidiaries, officers, directors, shareholders, agents, representatives, predecessors, successors, assigns, heirs, attorneys and insurers, hereby absolutely and forever release and discharge Semotus and Wizshop, and each of their respective officers, directors, shareholders, members, employees, agents, representatives and subsidiaries, including, but not limited to each of their predecessors, successors, assigns, heirs, attorneys and insurers, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs (including attorneys' fees), expenses, liens, promises, agreements, contracts, covenants, actions and causes of action of every kind and nature whatsoever, arising from, the beginning of time until the date of this Settlement Agreement, including but not limited to any and all claims set forth in the Action.

           3.3 It is the intention of the Parties that this Settlement Agreement shall be effective as a full and final accord and satisfaction and release of all claims. In furtherance of this intention, the Parties, and each of them, acknowledge familiarity


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 with Section 1542 of the Civil Code of the State of California, which provides as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

           The Parties hereby waive and relinquish all rights and benefits which any of them may have under Section 1542 of the Civil Code of the State of California or the similar law of any other state or jurisdiction, to the full extent that they may lawfully waive all such rights and benefits pertaining to the matters released in this Settlement Agreement. The Parties are each aware that any of them may hereafter discover facts in addition to, or different from, those which he/it now knows or believes to be true with respect to the matters released in this Settlement Agreement. The Parties hereby confirm that it is their intention to hereby fully, finally, and forever settle and release any and all released matters, disputes, and differences, known and unknown, suspected and unsuspected, past and future, which now exist, may exist, or heretofore have existed between them, and that, in furtherance of such intention, each of the Releases herein given shall be and remain in effect as a full and complete General Release of the matters released in this Settlement Agreement, notwithstanding the discovery or existence of any such additional or different facts.

6.         NOTICES
           -------
           6.1 Any written notice, demand, request or communication that any Party desires or is required to give to or serve on the other Party or any other person pursuant to the Settlement Agreement shall be in writing and delivered via facsimile AND one of the following methods:

                     6.1.1 Served or delivered directly to said Party or person by handing a copy to him/it (conclusively deemed received on the day they are served or delivered);

                     6.1.2 Sent by prepaid one-day early morning Express Mail, Federal Express, or similar next-day morning delivery service and by facsimile (conclusively deemed received one (1) business day after transmitted); or

                     6.1.3 Sent by prepaid certified, return receipt requested mail to the address below and by facsimile (conclusively deemed received five
(5) business days after mailed).


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           6.2   The date on which the last addressee is deemed to have received the notice, demand, request, consent, approval or communications shall be deemed the date of receipt by the Party to whom it is given to or served.

           6.3 Any notice, demand, request, consent, approval or communication that either Party desires or is required to give to the other Party is ordered to be addressed and served on or delivered to the other Party at the address(es) set forth below. Any Party may change his/its address by notifying the other Parties of their change of address(es).

           For Semotus
           and Wizshop:       Mr. Tony LaPine
                              Semotus Solutions, Inc.
                              16400 Lark Avenue, #230
                              Los Gatos, California  95032
                              Facsimile No. (408) 358-7110

           With a copy to:    John H. Lavely, Esq.
                              Lavely & Singer, P.C.
                              2049 Century Park East, Suite 2400
                              Los Angeles, California  90067-6406
                              Facsimile No. (310) 556-3615

           For EarthLink:     Sam DeSimone, Esq.
                              General Counsel
                              EarthLink, Inc.
                              1375 Peachtree Street NW
                              Atlanta, Georgia 30309
                              Facsimile No. (404) 287-4905

           With a copy to:    Theresa Kristovich, Esq.
                              Hughes, Hubbard & Reed LLP
                              350 S. Grand Avenue, 36th Floor
                              Los Angeles, California 90071-3442
                              Facsimile: (213) 613-2950



           For Lefkowitz:     Mr. Howard Lefkowitz
                              c/o Vegas.com
                              2290 Corporate Circle Drive
                              Henderson, Nevada 89074
                              Facsimile: (702) 952 4007



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           With a copy to:    William G. Baumgaertner, Esq.
                              Haight, Brown & Bonesteel LLP
                              6080 Center Drive, Suite 800
                              Los Angeles, California  90045-1574
                              Facsimile: (310) 215-7300


7.         MISCELLANEOUS PROVISIONS
           ------------------------
           7.1 NO ADMISSIONS. The Parties agree and acknowledge that this Settlement Agreement represents a settlement of disputed claims and that, by entering into this Settlement Agreement no Party admits or acknowledges that they committed any wrongdoing.

           7.2 BINDING EFFECT. This Settlement Agreement and all documents referred to herein, shall bind and inure to the benefit of each of the Parties hereto and their respective successors in interest. Except as expressly provided herein, this Settlement Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein or specifically identified herein as a person or entity released hereby, and is not intended to constitute a third party beneficiary contract. A person or entity shall be deemed specifically identified as a person or entity released hereby if such person or entity is identified by name (e.g. "John Jones") or category (e.g. "heirs").

           7.3 FINAL INTEGRATED AGREEMENT. This Settlement Agreement constitutes the entire, final and binding understanding between the Parties hereto; that no other statement or representation, written or oral, express or implied, has been received or relied upon in the Settlement, and all prior discussions, statements, and negotiations made or which have occurred prior to the date of the Settlement Agreement shall be deemed merged into this Settlement Agreement and the documents referred to herein, and shall not be used for any other purpose whatsoever. No supplement, modification or amendment of this Settlement Agreement shall be binding unless executed in writing by all the Parties.

           7.4 VOLUNTARY SETTLEMENT. Each Party enters into this Settlement Agreement knowingly and voluntarily, in the total absence of any fraud, mistake, duress, coercion, or undue influence and after careful thought and reflection upon the Settlement. Each Party to this Settlement Agreement represents and warrants that no other Party, or any agent or attorney of any other Party, has made any promise, representation or warranty, whether express or implied, not expressly contained herein, to induce the Parties to enter into and execute this Agreement.


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           7.5   CALIFORNIA LAW. This Settlement Agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of California, and the Parties agree to jurisdiction in Los Angeles, California. Any action to enforce or interpret this Settlement Agreement may be brought only in the Superior Court of California, County of Los Angeles, Central District. In the language of this document, the singular and plural numbers, and the masculine, feminine and neuter genders, shall each be deemed to include all others, and the word "person" shall be deemed to include corporations and every other entity, as the context may require.

           7.6 MULTIPLE COUNTERPARTS. This Settlement Agreement, and any document referred to herein, may be executed in any number of counterparts and by facsimile, each of which may be deemed an original and all of which together shall constitute a single instrument.



                              [SIGNATURES FOLLOW.]















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IN WITNESS WHEREOF, the Parties to this Settlement Agreement execute this
Settlement Agreement as of the date first written above.


Date: May 16, 2003            SEMOTUS SOLUTIONS, INC.


                              By: /s/ Tony LaPine
                                  --------------------------------------
                                      Tony LaPine
                                      Chief Executive Officer




Date: May 16, 2003            WIZSHOP.COM, INC.


                              By: /s/ Tony LaPine
                                  --------------------------------------
                                      Tony LaPine
                                      Chief Executive Officer




Date: May 15, 2003            EARTHLINK, INC., successor in interest to
                              EarthLink Network, Inc. and EarthLink Operations,
                              Inc.

                              By: /s/ Lee Adrean
                                  --------------------------------------
                                      Lee Adrean
                                      Chief Financial Officer and
                                      Executive Vice President of Finance and
                                      Administration




Date: May 19, 2003            /s/ Howard Lefkowitz
                              ------------------------------
                              HOWARD LEFKOWITZ




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